At RFMD®
 Doug DeLieto                                       Jerry Neal
VP, Investor Relations                          Executive Vice President
336-678-7968                                     336-678-7001

FOR IMMEDIATE RELEASE
April 16, 2008

RF MICRO DEVICES ANNOUNCES PRODUCTION TEST FACILITY CONSOLIDATION

Action Expected To Reduce Manufacturing Cycle Time, Improve Customer Service And Enhance Profitability

GREENSBORO, N.C., April 16, 2008 -- RF Micro Devices, Inc. (Nasdaq GS: RFMD), a global leader in the design and manufacture of high-performance radio frequency systems and solutions, today announced it will consolidate its production test facilities for high volume cellular products to reduce cycle time, better serve its customer base and improve overall profitability.

The consolidation represents the final phase of a production test transfer to RFMD's primary production test facility located in Beijing, China.  High volume cellular products currently tested in RFMD's Greensboro, North Carolina, production test facility will be tested at the Company's primary production test facility.  RFMD® anticipates the employment of approximately 80 employees at its North Carolina production test facility will be affected.  RFMD currently employs over 2,000 employees in North Carolina.

Bob Bruggeworth, president and CEO of RFMD, said, "This consolidation will reduce manufacturing cycle times, improve customer service and enhance overall profitability.   RFMD's international revenue is over 90% of total revenue, and it is imperative that our supply chain aligns with our customers' manufacturing facilities, which are located primarily in Asia.  While this is a difficult decision because of the negative impact on employees, these actions are necessary to better serve our customers, ensure competitiveness and help position RFMD for long-term sustainable profitability."

The production test facility consolidation is part of an ongoing process at RFMD to improve efficiencies, eliminate duplicative operations and better align resources for improved profitability.  RFMD anticipates that it will record a cash restructuring charge of approximately $1.0 million, most of which should be recognized in the June 2008 quarter.  The consolidation is expected to be completed in the September 2008 quarter and is expected to improve cash flow and profitability by approximately $3.0 million to $3.5 million on an annualized basis.

About RFMD: RF Micro Devices (Nasdaq GS: RFMD) is a global leader in the design and manufacture of high-performance radio frequency systems and solutions. RFMD's cellular front ends, cellular transceivers, RF components and system-on-chip (SoC) solutions enable worldwide mobility, provide enhanced connectivity and support advanced functionality in the cellular handset, cellular base station, wireless local area network (WLAN), CATV networking, aerospace, defense, and global positioning systems (GPS) markets. Recognized for its diverse portfolio of state-of-the-art semiconductor technologies and vast RF systems expertise, RFMD is a preferred supplier to the world's leading mobile device and RF equipment manufacturers.

Headquartered in Greensboro, N.C., RFMD is an ISO 9001- and ISO 14001- certified manufacturer with worldwide engineering, design, sales and service facilities. RFMD is traded on the NASDAQ Global Select Market under the symbol RFMD. For more information, please visit RFMD's website at www.rfmd.com.

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements included herein represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those expressed or implied by forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as is required under the federal securities laws. RF Micro Devices' business is subject to numerous risks and uncertainties, including variability in quarterly operating results, the rate of growth and development of wireless markets, risks associated with the operation of our wafer fabrication facilities, molecular beam epitaxy facility, assembly facility and test and tape and reel facilities, our ability to complete acquisitions and integrate acquired companies, including the risk that we may not realize expected synergies from our business combinations, our ability to attract and retain skilled personnel and develop leaders, variability in production yields, our ability to reduce costs and improve gross margins by implementing innovative technologies, our ability to bring new products to market, our ability to adjust production capacity in a timely fashion in response to changes in demand for our products, dependence on a limited number of customers, and dependence on third parties. These and other risks and uncertainties, which are described in more detail in RF Micro Devices' most recent Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

RF MICRO DEVICES® and RFMD® are trademarks of RFMD, LLC.  All other trade names, trademarks and registered trademarks are the property of their respective owners.

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